Exhibit 10.45

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is stipulated by and between (1) Kuoni Reisen Holding AG, Neue Hard 7, 8010 Zürich, Switzerland (hereinafter “Lender”); and (2) TRX Luxembourg S.á.r.l., 38-40 Rue Sainte Zithe, L-2763 Luxembourg (hereinafter “Borrower”) as of January 5, 2004 (the “Consummation Date”).

WHEREAS:

A.	On the 17th day of December, 2003 with effect as of January 1, 2004 (the “Effective Date”), Borrower has purchased the Kuoni Shares and Kuoni Loans pursuant to and as defined in a Purchase and Termination Agreement (the “Purchase Agreement”) by and between Lender, Borrower, TRX, Inc. and TRX Central Europe AG (the “Company”), such transactions to be consummated on the Consummation Date.

B.	As consideration for the purchase of the Kuoni Loans, Borrower shall pay Lender Two Million Seven Hundred Thousand Swiss Francs (CHF 2’700’000) plus interest pursuant to this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant and Disbursement of Loan. Upon and subject to the terms and conditions hereof Lender agrees to grant Borrower a loan in the principal amount of Two Million Seven Hundred Thousand Swiss Francs (CHF 2’700’000) (such amount or any part thereof at any time outstanding hereinafter the “Loan”). The Loan shall be disbursed in the total principal amount of CHF 2’700’000 by offsetting this amount against the consideration for the Kuoni Loans as set forth in Section 2 of the Purchase and Termination Agreement up to the total principal amount of the Loan as of the Consummation Date.

2. Interest. The Loan shall bear interest on the principal amount outstanding at any given time at the rate of 6.5% (six and one-half percent) per annum. Interest shall be computed on the Loan on a daily basis and based on a year of 365 (three hundred and sixty-five) days and shall be payable on the repayment dates set forth in Section 3 below.

3. Repayment. The Loan and interest shall be payable by Borrower to Lender as follows:

(a) one third (1/3) of the then outstanding principal of the Loan plus all accrued but unpaid interest on the first anniversary of the Consummation Date;

(b) one third (1/3) of the then outstanding principal of the Loan plus all accrued but unpaid interest on the second anniversary of the Consummation Date; and

(c) the remaining then outstanding principal of the Loan plus all accrued but unpaid interest on the third anniversary of the Consummation Date.

4. Prepayments. Subject to Section 5 below, Borrower shall be entitled upon reasonable advance notice to Lender to prepay the whole or part of the Loan together with accrued but unpaid interest thereon and any other amount due hereunder. Any amount so prepaid may not be re-borrowed hereunder.

5. Method of Payment. All sums payable by Borrower hereunder, whether of principal or interest or otherwise, shall be paid in full, clear of and without any deduction for, or on account of any present or future income or other taxes, levies, imposts, duties or other charges whatsoever. Borrower hereby agrees to indemnify Lender against any tax, levy, impost, duty or other charges (other than on Lender’s overall net income) which may be assessed against Lender or claimed or demanded from Lender in respect of the Loan and/or its repayment and against any costs, charges, expenses or liability arising out of or in respect of such assessment, claim or demand. Any payments are to be made in immediately available funds in Swiss Francs by wire transfer to such account as Lender shall designate to Borrower in writing.

6. Covenants. Borrower covenants so long as any sum remains payable under this Agreement that it will:

(a) promptly advise Lender in writing upon becoming aware of:

(i) any Event of Default (as defined in Section 7 below) or any event or circumstance which may reasonably become an Event of Default; and

(ii) any material adverse factor which may reasonably inhibit the Borrower in the performance of its obligations under this Agreement;

(b) maintain its corporate existence and qualification to transact business at all times and continue to be duly organized under the laws where Borrower is incorporated; and

(c) comply at all times with all requirements of law applicable to it, its business or any of its assets.

7. Default. If at any time and for any reason, whether within or beyond the control of Borrower, any of the following events occurs (each an “Event of Default”):

(a) Borrower commits any breach of any of the provisions of this Agreement, including in the event Borrower fails to pay Lender any principal, interest or other sum stipulated herein when the same shall become due and payable and such breach is not cured within five (5) days (in case of a payment default) or ten (10) days (in case of any other breach, if capable of being remedied) after written notice of such breach is provided by Lender to Borrower;

(b) Borrower is declared bankrupt or enters into a composition agreement;

(c) any material assets of Borrower are attached by a creditor;

(d) Borrower goes into liquidation or is dissolved;

(e) Borrower ceases, or threatens to cease to carry on business;

(f) Borrower ceases or suspends to pay its debts other than for a valid business reason or becomes unable to pay its debts;

(g) an event of default occurs under any document relating to any other material financial indebtedness of Borrower;

(h) any other material financial indebtedness of Borrower becomes prematurely due and payable or is placed on demand as a result of an event of default under any document relating to any other material financial indebtedness of Borrower; or

(i) an event occurs or circumstances arise which are reasonably likely to cause Borrower not to perform or comply with (or being unable to perform or comply with) any one or more of its material obligations under this Agreement;

then, at any time (whether or not any such event is continuing) Lender may by written notice to Borrower, declare the Loan and all other sums outstanding or payable under this Agreement to be immediately due and payable, whereupon the same shall immediately become due and payable by Borrower and no amounts shall subsequently be available for borrowing hereunder.

8. Benefit of Agreement and Variation. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns. However, the parties hereto shall not be entitled to assign or otherwise transfer their respective rights, benefits or obligations under this Agreement without the prior written consent of the other party; provided, however, that Borrower may assign this Agreement to TRX, Inc. or one of its wholly owned subsidiaries upon prior written notice to Lender, it being understood that such assignee shall become bound in full under this Agreement and that the corporate guarantee of TRX, Inc. stipulated herein shall remain in place with respect to the Borrower and any assignee hereunder. No variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

9. Notices. Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in this clause and may be:

(a) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(b) sent to the relevant address by prepaid registered mail with advance telefax, in which case it shall be deemed to have been given 2 business days after the date of posting (business days meaning any day on which commercial banks in Zurich are fully open for business).

The addresses and other details of the parties referred to in this clause are, subject to notification of change, as below:

Name:	Kuoni Travel Holding AG

For the attention of:	Chief Executive Officer

Address:	Neue Hard 7 8010 Zurich Switzerland

Fax number:	41 1 277 40 31

Name:	TRX Luxembourg S.á.r.l.

For the attention of:	President

Address:	6 West Druid Hills Drive Atlanta, Georgia 30329 U.S.A.

Fax number:	001 404 814 2967

Either party may change its address for the purpose of this clause by giving the other party written notice of its new address in the manner set forth above.

10. Applicable Law and Place of Jurisdiction. This Agreement shall be governed by, and construed in accordance with, Swiss law and the parties hereto hereby submit to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich, Switzerland.

11. Right to Set off. The parties acknowledge and agree that Borrower shall be entitled to set off such amount owed to it by Lender pursuant to Section 5 of the Purchase Agreement against any payments of principal and/or interest owed by Borrower to Lender under this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the Consummation Date.

Kuoni Travel Holding AG	TRX Luxembourg S.á.r.l.

/s/ Kuoni Travel Holding AG	/s/ TRX Luxembourg S.á.r.l.

TRX, Inc. hereby irrevocably and unconditionally guarantees and agrees to pay, perform and discharge, when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise, all liabilities, obligations and indebtedness of Borrower and any permitted assignee thereof, arising under or pursuant to this Loan Agreement.

TRX, INC.

By:	/s/ Ralph Manaker
Name: Ralph Manaker
Its: Sr. Vice President

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